Exhibit 10.F

DEFERRED COMPENSATION PLAN FOR
OFFICERS AND KEY EMPLOYEES OF
CARPENTER TECHNOLOGY CORPORATION
As amended January 1, 1998

This is the Deferred Compensation Plan for Officers and Key Employees of Carpenter Technology Corporation, effective January 1, 1995, established by Carpenter Technology Corporation and its subsidiaries expressly included herein to provide its senior executives with an additional method of planning for their retirement. The Plan is intended to be an “unfunded” plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974.

ARTICLE I—DEFINITIONS

The following words and phrases as used herein have the following meanings unless the context plainly requires a different meaning:

1.1    Account means the total amount credited to the bookkeeping accounts in which a Participant’s Contributions are maintained, including earnings thereon. The Accounts will consist of subaccounts for each type of Contribution made under Article IV, as the Plan Administrator deems necessary.

1.2    Beneficiary means the person that the Participant designates to receive any unpaid portion of the Participant’s Account should the Participant’s death occur before the Participant receives the entire balance to the credit of such Participant’s Account. If the Participant does not designate a beneficiary, his Beneficiary shall be his spouse if he is married at the time of his death, or his estate if he is unmarried at the time of his death.

1.3    Board of Directors means the board of directors of Carpenter Technology Corporation or the Human Resources Committee thereof (including any successor committee performing similar duties), whenever said Board delegates responsibilities under this Plan to such Committee.

1.4    Code means the Internal Revenue Code of 1986, as amended.

1.5    Company means Carpenter Technology Corporation or any successor by merger, purchase or otherwise.

1.6    Compensation means all amounts that are treated as wages for Federal income tax withholding under Section 3401(a) of the Code for the Plan Year plus amounts that would be paid to the Employee during the year but for the Employee’s election under a cash or deferred arrangement described in Section 401(k) of the Code or a cafeteria plan described in Section 125 of the Code. Notwithstanding the preceding sentence, Compensation shall not include:

1.6.1    bonuses or other amounts payable under the Annual Extra Compensation Plan, the Executive Annual Compensation Plan, and the Quarterly Profit Sharing Program;

1.6.2    contributions by the Employer to this or any other plan or plans for the benefit of its employees, except as otherwise expressly provided in this Section 1.6; or

1.6.3    amounts identified by the Employer as expense allowances or reimbursements regardless of whether such amounts are treated as wages under the Code.

1.7    Contribution means an amount deferred under the Plan pursuant to a Participant’s election or an Employer Addition under Article IV, and credited to a Participant’s Account. No money or other assets will actually be contributed to such Accounts.

1.8    Effective Date means January 1, 1995.

1.9    Employee means an individual who is employed by an Employer.

1.10    Employer means the Company and any subsidiary that (1) the Board of Directors designates as an Employer and (2) the Board of such subsidiary approves participation in the Plan. A list of the subsidiaries currently designated as an Employer is attached hereto as Appendix A.

1.11    Employer Addition means contributions made on behalf of a Participant by an Employer.

1.12    Executive Annual Compensation Plan means the Carpenter Technology Corporation Executive Annual Compensation Plan, as may be amended from time to time.

1.13    Five-Year Medium Term Note Borrowing Rate means the Company’s Five-Year Medium Term Note Borrowing Rate, as provided by one of the Company’s investment bankers for any such medium term note that would have been issued on November 15 (or the next business day thereafter if November 15 is not a business day) of each Plan Year.

1.14    Participant means a Senior Executive who elects to participate or is otherwise granted participation in the Plan pursuant to Section 2.2.

1.15    Pension Board means the Pension Board appointed pursuant to the General Retirement Plan for Employees of Carpenter Technology Corporation, as constituted from time to time.

1.16    Plan means the Deferred Compensation Plan for Officers and Key Employees of Carpenter Technology Corporation, as may be amended from time to time.

1.17    Plan Administrator means the Pension Board.

1.18    Plan Year means the 12-month period beginning January 1 and ending December 31.

1.19    Quarterly Profit Sharing Program means the Profit Sharing Plan of Carpenter Technology Corporation, as may be amended from time to time.

1.20    Senior Executive means an Employee who is classified as “exempt” under the Fair Labor Standards Act of 1938, as amended, and whose salary grade is at least 19, or its equivalent as determined by the management of Carpenter Technology Corporation, or any other Employee who the Board of Directors expressly designates as a Senior Executive.

1.21    Carpenter Special Products Corporation Extra Compensation Plans means the Profit Sharing Plan for Carpenter Special Products Corporation Employees (formerly the Profit Sharing Plan for Special Products Division Employees), as may be amended from time to time; the Management Bonus Plan for Carpenter Special Products Corporation Employees (formerly the Management Bonus Plan for Special Products Division Employees), as may be amended from time to time; and, prior to July 1, 1995, the Carpenter Technology Corporation Annual Extra Compensation Plan for Special Products Division Management Employees.

ARTICLE II—PARTICIPATION

2.1    Eligibility to Participate.    All Senior Executives are eligible to participate in the Plan.

2.2    Participation.    Any Senior Executive who elects to participate in the Plan shall become a Participant in the Plan immediately upon enrolling as a Participant by the method required by the Plan Administrator. Any Senior Executive receiving Employer Additions shall become a Participant on the date of the initial Employer Addition, if the Participant has not enrolled under the preceding sentence. An individual shall remain a Participant under the Plan until all amounts credited to the Participant’s Account have been distributed to the Participant or the Participant’s Beneficiary.

ARTICLE III—VESTING

Participants are always fully vested in all amounts credited to their Accounts.

ARTICLE IV—CONTRIBUTIONS

4.1    Eligibility to Receive Contributions.    Subject to Section 5.5.2, a Participant may receive Contributions in each Plan Year that the Participant is a Senior Executive.

4.2    Elective Participant Contributions.

4.2.1    Salary Deferral Contributions.    A Participant may elect to defer up to 25% of the Participant’s Compensation and to have the Employer make a Contribution of that amount to the Participant’s Account under the Plan.

4.2.2    Profit Sharing Deferral Contributions.    A Participant may elect to defer up to 100% of the amount the Participant is eligible to receive under the Quarterly Profit Sharing Program in any Plan Year and to have the Employer make a Contribution of that amount to the Participant’s Account under the Plan.

4.2.3    Annual Executive Compensation Deferral Contributions.    A Participant may elect to defer up to 100% of the amounts the Participant is eligible to receive under the Executive Annual Compensation Plan or the Carpenter Special Products Corporation Extra Compensation Plans in any Plan Year and to have the Employer make a Contribution of that amount to the Participant’s Account under the Plan.

4.2.4    Other Deferral Contributions.    A Participant may elect to defer up to 100% of the amount the Participant is eligible to receive under any compensation plan that the Board designates a compensation plan for purposes of this Section 4.2.4, and to have the Employer make a Contribution of that amount to the Participant’s Account under the Plan.

4.3    Employer Additions.    The Participant’s Employer will contribute to a separate subaccount on behalf of a Senior Executive whose Company Basic Contributions [as defined in the Savings Plan of Carpenter Technology Corporation (“Savings Plan”)] are limited by Code section 401(a)(17). The amount of the Employer Addition will equal the amount that would have been contributed to the Savings Plan as Company Basic Contributions except for such limitation.

4.4    Elections.

4.4.1    Frequency and Timing of Elections.    Elections may be made once each Plan Year and they may not be modified during the Plan Year. For Salary Deferral Contributions, Profit Sharing Deferral Contributions, Other Deferral Contributions and Employer Additions, described in Sections 4.2.1, 4.2.2, 4.2.4, and 4.3 respectively, the Participant must make an election by December 15 of a Plan Year for it to take effect for the next Plan Year. For Annual Executive Compensation Deferral Contributions described in Section 4.2.3, the Participant must make an election by March 31 of the fiscal year for which the award is based.

4.4.2    Duration of Elections.    Elections to receive Contributions under this Article IV expire at the end of the Plan Year for which the election was made.

4.4.3    Restriction on Elections.    Elections to receive Contributions may be in the form of a whole percentage or in $1 increments.

4.5    Earnings.    All amounts credited to a Participant’s Account shall be credited with earnings at a rate equal to the Five-Year Medium Term Note Borrowing Rate, established as of November 15 (or the next business day thereafter if November 15 is not a business day) of the prior Plan Year. For the first Plan Year, the rate is 8.25%. The Pension Board shall communicate to all Senior Executives the Five-Year Medium Term Note Borrowing Rate for the next Plan Year no later than November 30 of the current Plan Year. Earnings on Contributions shall begin to accrue on the date that such Contributions would have been paid to the Participant but for an election to defer under this Article IV. Earnings shall be compounded semi-annually on each January 1 and July 1. In addition, any distribution not made on either January 1 or July 1 shall have earnings compounded as of the date of distribution.

ARTICLE V—DISTRIBUTIONS

5.1    Payment of Distributions.    All distributions shall, at the Employer’s discretion, be made directly out of the Employer’s general assets or from the Carpenter Technology Corporation Non-Qualified Employee Benefits Trust.

5.2    Form of Distributions.    A Participant may receive distributions in one of the following manners, which the Participant shall elect on the initial enrollment forms. A Participant may elect to receive distributions from each subaccount in different manners and at different times.

5.2.1    A lump sum distribution of the Participant’s entire Account;

5.2.2    Ten annual installments, with the distribution each year equal to the product resulting from multiplying the then current Account balance by a fraction. The numerator of the fraction is always one, and the denominator of the fraction is ten for the first distribution and is reduced by one for each subsequent distribution; or

5.2.3    Fifteen annual installments, with the distribution each year equal to the product resulting from multiplying the then current Account balance by a fraction. The numerator of the fraction is always one, and the denominator of the fraction is fifteen for the first distribution and is reduced by one for each subsequent distribution.

5.3    Timing of Distributions.    Participants shall elect on their initial enrollment forms when distributions of their Accounts will begin, which shall either be a specific date or event. At any point prior to a year in which a distribution of any or all of a Participant’s Account is scheduled for distribution pursuant to this Article V, the Participant shall have the option to further defer all or part of the scheduled distribution to a later year. A scheduled distribution or portion thereof may, however, be further deferred only once.

5.4    Distributions of Employer Additions.    In the case of a Participant who receives an Employer Addition pursuant to Section 4.3, the distribution of such Employer Addition will be governed by the Participant=s election required by December 15 of the immediately preceding Plan Year, pursuant to Section 4.4.1. If the Participant did not make such election during the preceding Plan Year, the Participant will be deemed to have made an initial election for such Employer=s Addition to be paid as a lump sum in the month following his Termination of Employment.

5.5    Accelerated Distributions.    Subject to the following forfeiture and suspension provisions, a Participant may elect to receive a distribution of all or a portion of his Account prior to the date or dates originally elected under Section 5.3, as long as such distribution is at least $5,000.

5.5.1    Forfeiture of Earnings.    A Participant shall forfeit any earnings attributable to the amount distributed pursuant to Section 5.5 that accrued during the six-month period ending on the date of the distribution. The amount of forfeited earnings shall be calculated using the highest interest rate that was in effect during the six-month period. If, however, the actual earnings credited to a Participant’s Account are less than the amount determined in the immediately preceding sentence, no amount beyond the actual earnings shall be forfeited. Any amounts forfeited under this Section shall not be distributed or allocated to any other Account in the Plan and shall be forfeited to the Employer.

5.5.2    Suspension of Participation.    If a Participant elects to accelerate a distribution under Section 5.5, he will not be entitled to receive any Contributions under Article IV of the Plan for the Plan Year immediately following the Plan Year in which the Participant elected to accelerate a distribution. Any election made to receive Elective Participant Contributions for a Plan Year in which participation is suspended shall be disregarded.

5.6    Termination of Employment.    Upon termination of employment, a Participant, or the Beneficiary if the termination is caused by the Participant’s death, shall have the following options with respect to the distribution of the Participant’s Account:

5.6.1    Reaffirm Current Election.    The Participant or Beneficiary may elect to reaffirm the Participant’s election under Section 5.3 that was in effect at the time of the Participant’s termination; or

5.6.2    Request a New Election.    The Participant or Beneficiary may elect new distribution option available under Section 5.2, subject to the Employer’s consent.

ARTICLE VI—PLAN ADMINISTRATION

6.1    General.    The Plan shall be administered by the Pension Board, which is the Plan Administrator.

6.2    Responsibilities and Reports.    The Plan Administrator may, pursuant to a written resolution, allocate, among one or more of its members, specific responsibilities under the Plan, and the Plan Administrator may name other persons to carry out such responsibilities. The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports that are furnished by any actuary, accountant, controller, counsel, investment banker or other person who is employed or engaged for such purposes.

6.3    Governing Law.    This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, to the extent not preempted by federal law.

ARTICLE VII—CLAIMS PROCEDURE

7.1    Plan Interpretation.    The Human Resources Committee of the Board of Directors shall have the authority and responsibility to interpret and construe the Plan and to decide all questions arising thereunder, including, without limitation, questions of eligibility for participation, eligibility for Contributions, the amount of Account balances, and the timing of the distribution thereof, and shall have the authority to deviate from the literal terms of the Plan to the extent it shall determine to be necessary or appropriate to operate the Plan in compliance with the provisions of applicable law. Notwithstanding the above, a member of the Human Resources Committee shall not take any part in decisions regarding his participation in the Plan.

7.2    Denial of Claim for Benefits.    Any denial by the Human Resources Committee of any claim for benefits under the Plan by a Participant or Beneficiary shall be stated in writing by the Human Resources Committee and delivered or mailed to the Participant or Beneficiary. The Human Resources Committee shall furnish the claimant with notice of the decision not later than 90 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90 day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Human Resources Committee expects to render the final decision. The notice of the Human Resources Committee’s decision shall be written in a manner calculated to be understood by the claimant and shall include (i) the specific reasons for the denial, including, where appropriate, references to the Plan, (ii) any additional information necessary to perfect the claim with an explanation of why the information is necessary, and (iii) an explanation of the procedure for perfecting the claim.

7.3    Appeal of Denial.    The claimant shall have 60 days after receipt of written notification of denial of his or her claim in which to file a written appeal with the Human Resources Committee. As a part of any such appeal, the claimant may submit issues and comments in writing and shall, on request, be afforded an opportunity to review any documents pertinent to the perfection of his or her claim. The Human Resources Committee shall render a written decision on the claimant’s appeal ordinarily within 60 days of receipt of notice thereof but, in no case, later than 120 days.

ARTICLE VIII—FUNDING

8.1    Funding.    The Employer shall not segregate or hold separately from its general assets any amounts credited to the Accounts, and shall be under no obligation whatsoever to fund in advance any amounts under the Plan, including Contributions and earnings thereon.

8.2    Insolvency.    In the event that the Employer becomes insolvent, all Participants and Beneficiaries shall be treated as general, unsecured creditors of the Employer with respect to any amounts credited to the Accounts under the Plan.

ARTICLE IX—AMENDMENT AND TERMINATION

9.1    Reservation of Rights.    The Employer reserves the right to amend or terminate the Plan at any time by action of the Board of Directors. Notwithstanding the foregoing, no such amendment or termination shall reduce the balance of any Participant’s Account as of the date of such amendment or termination.

9.2    Funding upon Termination.    Upon a complete termination of the Plan, the Employer shall contribute to the Carpenter Technology Corporation Non-Qualified Employee Benefits Trust an amount equal to the aggregate of all amounts credited to Participants’ Accounts as of the date of such termination. If the Carpenter Technology Corporation Non-Qualified Employee Benefits Trust does not exist at the time the Plan is terminated, the Employer shall create an irrevocable grantor trust to which it will contribute such amounts. This newly created trust shall be designed to ensure that Participants will not be subject to taxation on amounts contributed to and held under the trust on their behalf before the amounts are distributed.

9.3    Survival of Accounts and Elections.    Notwithstanding any termination of the Plan, the trustee of the trust to which amounts are contributed under Section 9.2 shall maintain the Accounts for Participants in the same manner as under this Plan and all elections for distributions under Article V of the Plan shall survive the termination and remain in effect.

ARTICLE X—MISCELLANEOUS

10.1    Limited Purpose of Plan.    The establishment or existence of the Plan shall not confer upon any individual the right to be continued as an Employee. The Employer expressly reserves the right to discharge any Employee whenever in its judgment its best interests so require.

10.2    Non-alienation.    No amounts payable under the Plan shall be subject in any manner to anticipation, assignment, or voluntary or involuntary alienation.

10.3    Facility of Payment.    If the Plan Administrator, in its sole discretion, deems a Participant or Beneficiary who is eligible to receive any payment hereunder to be incompetent to receive the same by reason of age, illness or any infirmity or incapacity of any kind, the Plan Administrator may direct the Employer to apply such payment directly for the benefit of such person, or to make payment to any person selected by the Plan Administrator to disburse the same for the benefit of the Participant or Beneficiary. Payments made pursuant to this Section 10.3 shall operate as a discharge, to the extent thereof, of all liabilities of all Employers and the Plan Administrator to the person for whose benefit the payments are made.

DEFERRED COMPENSATION PLAN FOR
OFFICERS AND KEY EMPLOYEES OF
CARPENTER TECHNOLOGY CORPORATION

APPENDIX A

PARTICIPATING SUBSIDIARIES

Carpenter Advanced Ceramics, Inc.

Carpenter Special Products Corporation

Dynamet, Inc.

Certech, Inc.

Crafts Technology, Inc.

Parmatech Corporation

Rathbone Precision Metals, Inc.

As of January 1, 1998